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                                                                    Exhibit 99.2


This transcript has been edited for clarity. The indicated statements, questions and responses are not necessarily direct quotes.

                                 UNITED RENTALS

                   3rd Quarter 2001 Investors Conference Call

                                October 25, 2001

Operator:

         Good morning, ladies and gentlemen, and welcome to the United Rentals second quarter conference call. Please be advised that this call is being recorded.

             The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the Company's press releases and official SEC filings. In addition, certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on-track," or "anticipates," or the negatives thereof, or comparable terminology, or by discussions of strategy.

         The Company's business and operations are subject to a variety of risk and uncertainties, and consequently actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited, to the following: continuing unfavorable industry conditions that could lead to a decrease in demand and prices for the Company's products and services, governmental funding for highway and other construction projects may not reach expected levels, the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, acquisitions may become more expensive, may have undisclosed liabilities, and may be more difficult to integrate, and the Company is highly dependent on the services of its senior management.

             These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

         I will now turn the call over to Brad Jacobs, chairman and chief executive officer. Mr. Jacobs, please go ahead.

Brad Jacobs:

         Thank you, operator. Good morning, everybody. Thanks for joining us on our third quarter conference call. With me today here in Greenwich are Wayland Hicks, John Milne, Mike Nolan and Fred Bratman.

         As you saw from the press release this morning we reported results, which were in line with the revised guidance that we gave you last month. Revenues were just shy of $800 million. We had very healthy margins. The EBITDA margin was 34.7%, and the operating margin was 21%. We were pleased that we repaid $61 million of debt during the quarter. And we're also pleased that we were able to see very concrete results from the cost cutting efforts that we put into place at the beginning of the year. SG&A was down significantly year over year.

         Same store rental revenue growth was up 4%, which is good considering that there is much less construction activity going on and that OEMs are showing substantial declines in year over year sales of new equipment.

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         There were some negative year over year comparisons, so I can't say that we hit the cover off the ball this quarter. But it was a quite respectable performance given the difficult economic environment.

         I'm now going to pass the call to Mike to review the quarter from a financial perspective and then to Wayland for a review of operations. Before we open it up for Q&A, I'll outline some actions that we're taking to emerge from the recession with significantly increased earnings capability and stronger relationships with our customers.

Mike Nolan:

         Thanks, Brad.

         We had $795 million of revenues in the third quarter, compared with $859 million in the third quarter of 2000. Much of this decline came from the planned reduction that we had announced in our used equipment sales. These sales decreased year over year by about $64 million. Rental revenue was up by $16 million year over year.

         During the third quarter our rental gross margin was 40.7% versus 42.5% a year ago. The reduction primarily relates to a lag in reducing our costs as our rental revenue decreased in the latter part of the quarter. About a quarter of our costs is fixed, and about half are semi-variable. It takes us about two months to readjust our semi-variable costs, including labor, to new revenue levels.

         Our gross margin on used equipment sales declined 1.6 percentage points year over year, primarily because of a modest decline in pricing year over year. Our gross margin on other sales increased by 60 basis points year over year, primarily because of margin improvements on both our merchandise and service businesses.

         We have made excellent progress in cutting SG&A costs. Our SG&A was down $13.5 million year over year. And in a quarter where we normally seasonally peak on SG&A, our SG&A expense was down $1.9 million sequentially from the second quarter. As a percent of revenue, SG&A was 13.9% this quarter compared with 14.5% in the third quarter of 2000.

         Our EBITDA for the quarter was $276 million with a margin of 34.7%. Earnings per share were 63 cents.

         At September 30, we had assets of $5.3 billion, cash of $31 million, debt of $2.7 billion, and equity of $1.9 billion. That translates into a net debt to total capitalization ratio of 58.4%, a 120 basis point improvement from the end of the second quarter.

         The original cost of our rental fleet was $3.6 billion. During the quarter we had $66 million of net capex compared to $110 million in the third quarter of last year.

         Free cash from operations was $69 million. We used $61 million of this cash to repay debt.

         At September 30, there was $242 million outstanding on our accounts receivable securitization facility at an interest rate on that day of 3.4%. On the same date, we had $260 million outstanding on our revolving credit facility, and we had $485 million in borrowing capacity.

         Our net debt to EBITDA at the end of the quarter was 2.85 times and our EBITDA to interest coverage was 4.5 times during the quarter and 3.7 times on an LTM basis.

         Our operating lease expense for rental equipment during the quarter was $21.9 million. That's about a $2.7 million increase over the third quarter of 2000. Our cost of rental equipment that we have out on leases is comparable to the amount that we had during the second quarter.

         So in summary, we are in a challenging business environment but we still saw increased demand for rentals and we are continuing to take costs out of the business. From a balance sheet perspective we have good liquidity on our credit facility and we're continuing to focus on free cash flow from operations in order to repay debt.

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         With that I'd like to pass the call over to Wayland to discuss operations.

Wayland Hicks:

         Thanks, Mike.

         As Mike noted, growth in demand slowed during the quarter with same store revenues up by 4%. Demand for rental equipment during the quarter was strongest in the Gulf, the Northeast, and the Southeast. The Northwest, the Southwest, and the Rocky Mountains experienced some softness in demand. Dollar utilization was down year over year from 68.7% to 66.4%. The softer demand is attributable to the slowing of the economy and the effect that that is having on the construction industry, particularly the commercial sector. Rental rates were down 0.7% in the third quarter year over year. We generated over $65 million of rental revenue through sharing of equipment between branches; the percentage of rental revenue achieved by sharing was down from 10.9% in the third quarter of last year to 10.5% this quarter.

         FW Dodge data indicates that during the first eight months of this year on a year over year basis, construction was down 14% for office buildings, 10% for retail stores, 15% for hotels and 16% for warehouses. Industrial production has declined for 12 consecutive months and is down nearly 6% from its previous year level. This has negatively impacted construction spending in the industrial market.

         Both the commercial and the industrial markets are important markets for equipment rental companies. That we continue to grow rental revenues on a same store basis suggests that customers are turning more frequently to rental in this unfavorable economic environment. This seems to confirm our belief that in an economic downturn customers have a greater tendency to rent rather than to buy.

         Our order book for specialty traffic control services was up from $184.2 million to $212.5 million on a year over year basis during the quarter. TEA 21 projects continue at an increased pace in most of the states in which we operate.

         We spent $35 million during the third quarter for additions to our rental fleet and $57 million for replacements, for a total of $92 million. We spent a total of $395 million on the fleet during the first three quarters of the year. The average age of our rental fleet at the end of the third quarter was 29 months, making it one of the youngest fleets in the industry, if not the youngest.

         Since our last quarterly conference call our National Account customer base increased by 68 to 1,609 customers. Sunoco and Turner Construction are representative of the important National Account customers we added during the quarter. We are projecting revenue from National Accounts to be about $350 million full year, down from the $400 million we anticipated earlier this year but up from the $245 million we achieved last year. This represents an anticipated growth in revenue of over 40% from this important customer segment. During the first nine months of this year we generated $252 million of National Account revenue, which exceeds what our National Account customers did in the full year last year.

         In summary, we feel good about the overall performance of the business during the quarter given the economic environment. I will now turn the call back over to Brad.

Brad Jacobs:

         Thanks, Wayland.

         I want to spend a moment outlining the types of things that we're doing now to take advantage of the slowdown. These efforts are focused on three areas: on our customers, on our 2,500 sales people coast to coast who directly interact with customers, and on our cost structure.

         We want to communicate more effectively with our customers. To do this, we want to increase the frequency of programs such as sales blitzes and customer appreciation days, customer satisfaction surveys, focus

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groups, direct mail and e-mail campaigns, and, very importantly, we will work for more face to face meetings between our executives and our key customers. We will promote our unique UR Data software application,

         We're not going to be cutting costs when it comes to our sales people. In fact, we're going to intensify sales training programs that we designed to help our sales people hone their negotiating and telephone sales skills, to better perform professional customer analysis, and to cross sell the wide range of our products and services.

         We will be pinching pennies in areas away from our sales people and customers. Even though we're in the early stage of our 2002 planning process, we have already identified another $15 to $20 million of expenses that we can take out of the business in SG&A and in cost of goods sold. We're seeking to take these costs out permanently.

         So the economic downturn is acting as a catalyst to motivate our organization to take more costs out of the business, to pay even more attention to our customers, and to invest more in the training of our sales people. The net result is that we should emerge from the recession with significantly increased earnings capability and stronger relationships with our customers.

         Operator, we'd like to open the call for questions now.

Operator:

         Thank you. We'll take our first question from Joe Stivaletti, Goldman Sachs.

Joe Stivaletti: Good morning. What should we be thinking about for gross and net capital spending for the remainder of this year and for next year? How do you see that affecting the average age of your fleet as we get into the latter part of 2002?

Mr. Nolan: For the rest of this year we'll probably spend about another $20 million in gross capex on our rental equipment. That will probably downsize the fleet because we think we'll sell used equipment with an original equipment cost of about $45 million which should translate into gross proceeds of about $35 million. The net of this would be to age the fleet by the full three months in the quarter to an average age of just under 32 months as we exit 2001.

In 2002, the amount that we spend on the fleet is going to vary significantly depending on what happens with the economy. But for your base case, you probably should look for gross rental fleet purchases of about $300 to $350 million, split fairly evenly between growth and replacement. That would age the fleet by about another 6.2 months- still well below the 40 to 45 month level at which we're still quite comfortable.

Joe Stivaletti: What are you seeing in terms of pricing trends for your rental services? And was that 0.7% decline a year over year number?

Wayland Hicks: The 0.7% decline is year over year. You will remember that during the second quarter the year over year decline was also a little less than 1%. So far in the fourth quarter we're running at less than 0.5% down year over year. I see no reason to believe that that won't continue through the remainder of the quarter.

Operator: We'll take our next question from Carey Callaghan, Goldman Sachs.

Carey Callaghan: Could you comment briefly on the environment for acquisitions and any acquisition activity you might have had in the quarter.


Mr. Jacobs: We had very little acquisition activity during the quarter. The total amount of revenues purchased was under $10 million.

         We spend a fair amount of time investigating acquisition opportunities, doing due diligence and negotiating. But we'll do acquisitions only if there's a strategic rationale for them, and if they're good properties. We don't feel any pressure to do acquisitions, but we're keeping an open mind.

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Carey Callaghan: What kind of opportunities do you see among your industrial customers in terms of acquiring fleets and how would you think about those opportunities?

Mr. Hicks: You're basically asking about outsourcing. I think you're beginning to see more of that and it's not necessarily taking the form where we'll go in and buy somebody's fleet in total and then provide them with rental equipment. More often we see companies move more towards rental, buying less, and then selling some of their older fleet to ourselves and probably other rental companies.

         The industrial market remains a very important part of our business. We're focusing on it. Our National Account organization spends a considerable amount of time working with the industrial market to further penetrate that market. And we continue to believe that that's a substantial opportunity for the company.

Operator: We take our next question from Sarah Thompson, Lehman Brothers.


Sarah Thompson: When you were talking about rental prices, you were saying they were down a little under 1% year over year in the second quarter, 0.7% in the third quarter and a little less than 0.5% in October. Does that mean sequentially by quarter they're actually getting slightly better?

Mr. Hicks: No. It can be misleading to look at this sequentially because of the effect of seasonality and mix changes. So we talk only about year over year data.

Sarah Thompson: You said used equipment prices were down slightly. Is that a mix issue or are you actually seeing prices come down in the open market?

Mr. Hicks: We're seeing a minor softness that is attributable to the overall market environment. Used equipment prices have come down a percent or two, predominantly in off spec equipment, and are likely to continue to fall. We did go through a period immediately following the September 11 tragedy where demand for used equipment slowed down considerably, but that seems to be picking back up now.

Mr. Jacobs: We don't see used equipment prices falling precipitously. During a time of uncertainty equipment users will defer their purchase of new equipment, and that's why you're seeing OEMs reporting sales declines year over year. Instead, equipment users are either renting -- and that's why you're seeing us have same store growth - or they're buying used equipment.

Sarah Thompson: What can we expect in total debt repayment this year.


Mr. Nolan: We are still looking to repay somewhere between $175 to $200 million of debt this year, the majority of which will come during the fourth quarter. The fourth quarter historically is our strongest cash flow quarter and we expect to be doing very little capex during the quarter as I mentioned earlier.

Operator: We take our next question from Jeff Evans, Advest.

Jeff Evans: Are there any regions or categories of equipment that are particularly soft on rates?

Mr. Hicks: Rates on booms and scissors are softening in most of our regions. Rates for other equipment is more variable throughout the country. The Northeast and Northwest seem to be relatively strong on rates, even though the Northwest is a little softer in rental revenue.

Jeff Evans: How quickly do you expect the $15 to $20 million in cost cuts to take hold?

Mr. Hicks: We have already started the process. My sense is that by the time we exit the first quarter we will have taken out most of these costs.


Jeff Evans: Will you incur significant costs for the increased effort on sales training?


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Mr. Jacobs: No, it's not going to cost many millions of dollars. It's more a question of attention and focus and time and where we put resources. We have training programs that we've been developing over the last four years, and we're on the fifth and sixth versions of some of them.

         We're just going to roll them out a little bit faster, talk more about them when we go out to the field, when we have conference calls with our employees, and just spend more time with our sales people. Every time we research this, we find that the effectiveness of your sales people has a huge impact on rates and equipment utilization. In the exact same market, one store of one company often does much better than another store of another company. And when you dig down, the critical factor is often the quality of the sales people. So we're paying the proper attention and time to our sales people.

Jeff Evans: I have one statement to make. I just want to say I know you have a lot of lighting equipment in use downtown at ground zero and it's also encouraging to see that you've got some booms putting up the holiday lights here in Rockefeller Center. So, kudos for that.

Mr. Jacobs: Thank you for that comment. It was also a very big honor and source of pride within the organization that we were able to put up the American flag on the New York Stock Exchange shortly after the events of September 11.

Operator: We'll take our next question from Mike Kender of Salomon Smith Barney.

Mike Kender: Could you give us some more detail on the third quarter capex number?

Mr. Nolan: We spent $91.7 million on rental equipment, and $10.8 million on non-rental equipment.

Mike Kender: Of your $3.6 billon in original fleet cost, how much is leased?

Mr. Nolan:  Probably around $530 million.

Mike Kender: Can you give us the breakdown of your debt in terms of the balances of the various tranches at 9/30.

Mr. Nolan: We had about $260 million on our credit facility, $242 million on our accounts receivable securitization, $748 million on our term loans, $450 million of senior unsecured notes, $951 million of subordinated notes and about $48 million of miscellaneous debt.


Operator: We take our next question from Becky Do, Earnest Partners.


Becky Do: Can you give us guidance on free cash flow and debt repayment for this year and next year?


Mr. Jacobs: For this year we expect $300 million in free cash flow from operations, in which case we'll look to repay about $200 million of debt. The free cash flow number could come in as light as $275 million, in which case we would probably repay only $175 million of debt.

         For next year we now expect that free cash flow from operations will range between $250 million and $350 million depending on whether or not there is a recovery in the second half. We expect to use the major part of that money to pay back debt minus anything we use for any financing fees or for acquisitions.

Becky Do: Are you considering additional acquisitions?

Mr. Jacobs: Yes, at the right price. We continue to be very firm believers in the economies of scale and the advantages of size in this industry, so we are going to continue to grow the company by same store growth, by cold starts, by investing in the fleet and by acquisitions. Acquisitions can make the biggest dent if they are sensible in terms of price and in how they affect our balance sheet.


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Operator: We take our next question from Alan Pavese, Credit Suisse First
Boston.


Alan Pavese: Your utilization rate declined this quarter more than in prior quarters. Do you think you are going to be selling more used equipment over the next couple of quarters to try and maintain that utilization rate?

Mr. Jacobs: Our decision on whether or not to sell used equipment is governed mostly by utilization and margins. We won't sell a piece or category of equipment on which we're getting great returns. Conversely, if utilization rates are down for a piece or category of equipment we put a big target on that equipment to get it off the lot and sold.

         Margins have come down a little on used equipment prices. This was the first quarter that our used equipment margin was under 40%. I expect that margins will edge down to the mid-30s and that they will then go back up into the 40s. We can tolerate that. We expect to sell less used equipment if there is more softness than we are expecting.

         If I can give you a range I would say this year we will probably end up at somewhere in the area of $140 million of proceeds from used equipment sales. For 2002, we would sell anywhere between $100 and $300 million of used equipment depending on utilization and margins.

Alan Pavese: Wayland, you were talking about specialty traffic control services going from $184 to $212 million in order backlog. Is that 15% growth all organic, or is any of that from acquisitions?

Mr. Hicks: All organic.

Alan Pavese: Can you update us on the branch closures?

Mr. Hicks: During the second quarter we talked about closing 31 branches. The vast majority of those are closed now. We closed 18 in the second quarter. I think we now have one closure and one consolidation left to do.

Alan Pavese: Where will the $15 to $20 million in additional cost savings come from?

Mr. Hicks: We are taking additional costs out of the business by running our branches more efficiently and with fewer people. We are also looking at a number of overhead categories throughout the company. That includes such things as our telephone expense. We are working hard with our main telephone supplier to reduce our long distance cost. We think we can reduce that cost by anywhere from 20% to 30% - maybe even a little bit more than that - on a per minute basis. We are also looking at running our advertising programs more efficiently to get more bang for our buck. Warranty reclaims, although not technically a cost reduction, is another example of the other items we're reviewing to improve our profitability.

Alan Pavese: What were the market and demand conditions following September 11 relative to the average for the third quarter? Are things back on track now?

Mr. Hicks: Business slowed down considerably immediately after the September tragedy. We came out of September with about 2% same store growth and we averaged 4% for the full quarter. For October through today our same store growth on a year over year basis was up about 4.3%. So it looks like things are coming back in line with what we experienced during the third quarter.

Operator: We go next to James Brooks Avey, Momentum Investments:

James Brooks Avey: Assuming a protracted long-term economic slump, what percentage of your free cash flow would you devote towards debt reduction versus capital expenditures? Where would you like to see long-term debt a year from now? And do you foresee any restructuring of that debt?

Mr. Jacobs: We don't see any restructuring of the debt. During 2002 we would like to repay another $250 to $350 million of debt less any amounts we may apply to any acquisitions.


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         Rental capex this year will probably brush up towards and maybe even exceed $400 million. Next year we see our capex at $100 to 150 million if there is no recovery; we'll spend capex even in that environment because there are inevitably opportunities for large long-term jobs where we get an advantage in customer loyalty and profitability because we are willing to make investments that our competitors are not willing to do or able to do. If there is a recovery in the second half of next year, we could see us spending $350 million in rental capex.

Operator: We go next to Stacy Devine, Deutsche Bank.

Stacy Devine: We don't yet know the details of the federal stimulus package. But do you see any potential spending opportunities that may directly benefit you?

Mr. Hicks: It is really too early to make any predictions, but we would expect the package to include some spending on the country's infrastructure.

Stacy Devine: Pricing for booms and scissors has been one of your tougher areas. Excluding booms and scissors, what is the pricing outlook?

Mr. Jacobs: Excluding booms and scissors, pricing is flat to up slightly.

         Our return on controlled assets is superior for booms and scissors these days than it has been for our non-booms and scissors. Our purchasing costs for booms and scissors have come down to more than compensate for the reduction in the rental rates we are charging, and our utilization has also been very good.

Stacy Devine: Are you seeing your purchase costs still going down on some of your other equipment too?

Mr. Jacobs: We haven't seen anything where our equipment purchasing prices are going up next year.

Stacy Devine: So with pricing on non-booms and scissors being flat to maybe possibly up, would you expect better returns on those even though you are not technically getting big price increases?

Mr. Jacobs: It depends on how high a utilization rate we can achieve in a down economy and on the relationship between how much the costs of our purchasing comes down and how much rental rates change. Also, from an accounting point of view we have to phase in the benefit of lower prices as reduced depreciation over several years, whereas you hit your P & L immediately if your rental rates go down. So, lower prices benefit us long term on a P & L basis and right away on a cash flow basis.

Operator: We go next to Ken Goldberg, Merrill Lynch.

Ken Goldberg: It sounds like most of the free cash flow is going to come in the fourth quarter. Is some of that coming out of working capital reductions or other sources? Is the $175 million number a little bit high?

Mr. Nolan: In the fourth quarter of 2000, we spent almost $170 million on capex and still had $144 million of free cash flow from operations. In the fourth quarter this year we are looking to spend only about $25 million in capex. Also, in the fourth quarter of last year we had about a $92 million positive impact from working capital. We built into our projections a contribution of only $10 to $40 million from working capital in the fourth quarter. So I think we should come in close to our target even with a slowing of collection of receivables that could happen during recessionary times.

Ken Goldberg: Are you gaining market share in an industry that is flat to weakening?

Mr. Jacobs: Obviously we are taking market share from someone. We have same store growth on rental revenue up 4% while many of our vendors and our competitors are showing negative comparisons. And every month we are gaining National Accounts customers that were previously served by other companies.


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         National Accounts is a real core competency of United Rentals. There is a trend for larger customers - both large construction companies and Fortune 1000-type companies - to switch to sole source vendors, and to National Account status for all the benefits that come from that. And we will slug it out with the two other companies that compete with us in this area in a significant way.

Ken Goldberg: Going into the fourth quarter, how much of your expected business have you already booked in some fashion?

Mr. Hicks: Our business is very much a short-term rental business, with daily, weekly and monthly rentals. So we do not have the kind of order backlog that we have, for example, with our specialty traffic control services.

Operator: We go next to Jay Glassman, McMahan Securities.

Jay Glassman: You obviously have quite a bit of availability on the bank line. Are you close on any of the bank covenants?

Mr. Nolan: We are not close to breaking any covenants. You may recall we redid our line just several months ago.

Jay Glassman: And there are none in particular that are even close enough to bother chatting about?

Mr. Nolan: Not in the visible future.

Operator: We go next to Robert Ryan at Bank of America.

Robert Ryan: Do you have GAAP financing and investing cash flow figures for the quarter? And what was the shareholders' equity balance at the end of the third quarter?

Mr. Nolan: Our net cash provided by operations was $136.4 million. Our net cash used in investing activities was $74.9 million. Our net cash used in financing activities was $61.5 million. We had a $5.6 million negative effect from foreign exchange rates. Shareholders' equity at September 30, including our QUIPS securities, was $1.9 billion.

Operator: We go next to Mary J. Geoghegan at Goldman Sachs.

Mary Geoghegan: Can you comment on demand for lifting equipment versus earth-moving equipment? Are the utilization rates different?

Mr. Hicks: Demand for both types of equipment has been strong, but we run much higher time utilization on our booms and scissors. Typically this time of the year you would be up in the neighborhood of 75% to 80% time utilization for booms and scissors. For the earth-moving equipment, time utilization would be more in the 60% to 65% range. And both have relatively low dollar utilization - at this time of year both are typically in the high 40s to low 50s.

Operator: We go next to Martin Chang, Jolson Merchant Partners.

Martin Chang: What have you seen in terms of your ability to pick up used equipment for your own inventory?

Mr. Hicks: We bought several million dollars of used equipment early in the year at very attractive prices, and would have purchased more had prices softened. I expect that we will buy very little used equipment during the quarter now that we've significantly scaled back our equipment purchases.

Operator: Thank you. We go next to Adam Comora, Entrust Capital.\

Adam Comora: Have you gotten a good look on what we can expect out of the fourth quarter?


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Mr. Nolan: We're comfortable with the previous range we put out there at the end of September.

Operator: We will take one more question from Mark Koznarek, Midwest Research.

Mark Koznarek: You intimated that used equipment margins might slip next year based on some probable continued modest deterioration in pricing. And I imagine there is probably some relationship between new equipment and used equipment prices. Would you expect your acquisition costs to drop as well so that there is a certain amount of offset? Or do you think new equipment pricing is going to hold somewhat firm from here on out?

Mr. Jacobs: We think that new equipment volumes or prices will be flat or down unless there is some very unexpected turnaround in the economy. We think our own new equipment sales - which are a small part of our business -- will be down 10% or 20% next year.

         We mentioned earlier that we think that used equipment prices will edge down a little bit more. But these prices should decline less than new equipment prices because customers are moving away from buying during this uncertain time and towards renting and towards buying used equipment.

Mark Koznarek: So, there should be some offset, subject to the timing issue you talked about earlier in the call: as your used margins are compressing you will be buying better.

Mr. Jacobs: Yes, that's right.

Mr. Jacobs: Thanks everyone for listening to the call, we look forward to talking in the next quarter. In the meantime, be safe.

                                       END

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